EXHIBIT (21)


                         GRIFFIN GAMING & ENTERTAINMENT, INC.
                            SUBSIDIARIES OF THE REGISTRANT
                                AS OF DECEMBER 31, 1995


                                                                Percentage of
                                                                 Outstanding
                                               Place of          Stock Held
        Name of Subsidiary                   Incorporation      By Registrant

        GGRI, Inc.                           Delaware               100%

        Griffin Entertainment, Inc.          Nevada                 100%

        New Pier Operating Company, Inc.     New Jersey             100%

        Resorts International
         Hotel Financing, Inc.               Delaware               100%

        Resorts International Hotel, Inc.    New Jersey              (1)



        (1)  100% owned by GGRI, Inc.


          The registrant's subsidiaries generally do business in their respective corporate names or distinctive short forms thereof which are readily identifiable. Resorts International Hotel, Inc. uses the name Merv Griffin's Resorts Casino Hotel extensively. Griffin Entertainment, Inc. also does business as Merv Griffin Entertainment, Inc.

          The   names  of  certain  subsidiaries,  which  considered  in  the aggregate did not constitute a "significant subsidiary" as of December 31, 1995 as defined in Rule l-02(w) of Regulation S-X, have been omitted.


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